EXHIBIT 10.3

[in the right-hand margin:]
Sol. Massimo Napolitano
NOTARY PUBLIC

Registered
Agenzia delle Entrate (revenue office)
Milan 4 Office

On 25 May 2010
with no. 11203
series 1T
Collected € exempt

Formalities performed
at the Land Registry Office
on 26 May 2010

of Milan 2
with nos. 66614/15413
with nos. 66614/15414
with nos. 66614/15415

of Milan 1
with nos. 31192/6843
with nos. 31192/6844
with nos. 31192/6845

of Lodi
with nos. 9076/2298
with nos. 9076/2299
with nos. 9076/2300

Index no. 66443	Volume no. 40573

LOAN CONTRACT

Substitute tax in pursuance of presidential decree D.P.R. no. 601 of 29.9.73

REPUBLIC OF ITALY

On the twenty-first of May two thousand and ten

21 May 2010

in Milan, on the premises of Cassa di Risparmio di Parma e Piacenza S.p.A., via Armorari no. 4,

The following persons appeared before me Sol. MASSIMO NAPOLITANO, Notary Public in Melegnan, enrolled with the Association of Notaries of Milan:

- "CASSA DI RISPARMIO DI PARMA E PIACENZA S.P.A.", with registered office in Parma (PR), Via Università no. 1, share capital Euro 785,065,789.00 fpu, tax code and number on the Parma Register of Companies 02113530345, participant in the Fondo Interbancario per la tutela dei Depositi (deposit protection fund), enrolled on the register of bank groups with no. 5435, Group Leader of the Cariparma Friuladria Banking Group enrolled on the register of banking groups  - subject to management and coordination by Crédit Agricole S.A., hereinafter referred to simply as "Cariparma" or "Lead Bank", represented in this deed by the special proxy holder:

ZANINELLI ENRICO, born in Crema (CR) on 21 March 1963, in his capacity as senior manager, domiciled for the office at the registered office, authorised for the purposes defined herein in pursuance of a power of attorney granted by the Chairman of the Board of Directors by a deed before notary public Maria Paola Saldi of Parma on 31 July 2007, index no. 34774/9247, registered in Parma on 3 August 2007 with no. 12894 series 1T, a true copy of which is attached as annex "A" to the deed under my hand and seal of 2 October 2007, index no. 58629/33855;

- " BANCA POPOLARE DELL'EMILIA ROMAGNA SOCIETA' COOPERATIVA ", with registered office in Modena (MO), via San Carlo no. 8/20, tax code and number on the Modena register of companies 01153230360, enrolled on the Italian register of banks with the Bank of Italy with no. 4932, group leader of the banking group of the same name enrolled on the register with code 5387.6, represented in this deed by the special proxy holder:

CREMONESI EMILIO, born in Melzo (MI) on 10 May 1954, in his capacity as senior manager, domiciled at the registered office, authorised for the purposes specified herein in pursuance of a power of attorney under the hand and seal of Notary Public Franco Soli of Modena, dated 13 April 2010, index no. 38000/12042, registered in Modena on 13 April 2010 with no. 3753, a true copy of which is attached to this deed as annex "A".

- "BANCA POPOLARE DI VICENZA  SOCIETA' COOPERATIVA PER AZIONI", with registered office in Vicenza, via Battaglione Framarin no. 18, tax code, VAT number and number on the Vicenza register of companies 00204010243, enrolled with the Vicenza REA (economic and administrative register) with no. 1858, participant in the Fondo Interbancario per la tutela dei Depositi (deposit protection fund), group leader of the "Banca Popolare di Vicenza" banking group, ABI (Italian baking association) and Banking Group 5728.1, enrolled on the register of banks with no. 1515, represented in this deed by the special proxy holder:

DELLA MADDALENA DANIELE, born in Tirano (SO) on 29 July 1969, in her capacity as senior manager, domiciled at the register office, authorised for the purposes specified herein in pursuance of a power of attorney under the hand and seal of Notary Public Giuseppe Boschetti of Vicenza on 7 April 2009, index no. 198765/36124, registered in Vicenza 2 on 14 April 2009 with no. 2563, a true copy of which is attached as annex "A" to the deed authenticated by me of 5 November 2009, index no. 64627/38990;

(all, hereinafter, referred to jointly as "Banks" or "Lending Banks")

- "ITP IMPIANTI E TECNOLOGIE DI PROCESSO – S.P.A." single member, with headquarters in Rome, via Federico Zuccari no. 4, share capital euro 4,000,000.00, number on the Rome register of companies and Tax Code 06640441009, represented by the Director General Spreca Simona born in Rome on 28 December 1967, domiciled for the office in Rome, Via Federico Zuccari no. 4, endowed with all the necessary powers in virtue of a resolution by the board of directors on 12 April 2010, a true extract of which by me a Notary Public is attached as annex "A" to the deed under my hand and seal of today's date, index no. 66442/40572.

which in this deed will be called the "Borrower",

These persons present, the personal identity of whom I, a Notary Public, am certain.

and by this deed,

W H E R E A S:

a) the Borrower has asked the Cariparma to select a pool of banks for granting a medium-term loan, according to Legislative Decree no. 385, article 38 and following of 1 September 1993 (Consolidation act of the laws on banking and credit, hereinafter for the sake of brevity "C.A.B.") for a total amount of Euro 5,750,000.00 (five million seven hundred and fifty thousand point zero zero) (hereinafter the "Loan");

b) the aforementioned Loan was requested by the Borrower for the preordained purpose of meeting the company's needs for liquidity and to meet the financial needs related to the investments and/or acquisitions that it plans to carry out, such as, in this case, the purchase, not later than 31.12.2010 (thirty-first December two thousand and ten) of 100% of the shares in Benelli Oil e Gas S.r.l., with headquarters in Bologna, via Del Tappezziere 4, tax code 02928451208, enrolled on the Bologna companies register, and the purchase of a group of tangible and intangible, moveable and immoveable assets from Nicola & Alba S.r.l. with headquarters in Cassina de' Pecchi, via Pompea 1, tax code 00827890153, enrolled on the Milan companies register, as described in annexes "A" and "B" to the private agreement of 28 January 2010 between the latter Company and the Borrower;

c) the  Borrower, at its own responsibility and expense, has arranged to exhibit to Cariparma a true copy of the certificate by its legal representative of the following corporate documents, deemed suitable and satisfactory by the Cariparma after checking their contents:

-     memorandum of association;

-     current articles of incorporation;

-     extract from the shareholders' book or equivalent documentation showing the number of shareholders on the date of making the Loan Contract;

-     resolution by the competent corporate bodies regarding taking the Loan and giving the mortgage security referred to in art. 4 below, by which powers of signature were conferred on the parties that sign hereunder, in the name and on behalf of the Borrower, the Loan Contract and any other ancillary document;

-     specimen signatures of the persons granted powers for the signature and execution of the Loan Contract and the ancillary documents;

d) the Borrower, at its responsibility and expense, has arranged to exhibit the following documentation to the Cariparma:

-     certificate of enrolment in the ordinary section of the Companies Register, with details of the composition of the administrative body, certifying the validity of the Borrower;

-     certificate of the absence of creditors' proceedings, issued by the competent Court, dated not earlier than 10 (ten) Working Days before the date of signature of this Loan;

e) the Borrower has given the Cariparma a copy of the contract documentation related to the policy of insurance against the risks of fire and explosion of the real estate mortgaged and their appurtenances, taken out by the Borrower with an appendix in favour of the former, as per the specimen attached to this Loan Contract as annex "B" in favour of the Lending Banks and issued by a leading insurance company acceptable to the aforementioned Banks;

f) an appraisal prepared by a technical consultant of the Lead Bank (hereinafter the "Technical Consultant") has been given to the Lending Banks, certifying that the ratio between the amount of the Loan referred to in point a) above and the mortgage lending value of the real estate given as security (hereinafter "Loan to Value" in accordance with art. 4 below is not greater than 65% (sixty-five percent);

g) the Borrower has also given the Cariparma the technical cadastral documentation related to the assets given as security for granting this Loan.

h) relying on the truthfulness and completeness of the documentation received and the data and of the economic and financial conditions provided to them by the Borrower, as well as in relation to the security foreseen in the Loan Contract, the Banks have declared themselves willing to grant the Loan to the Borrower on the terms and conditions shown in the Loan Contract, specifically agreed and negotiated between the Cariparma and the Borrower;

i) the Borrower shall bear the cost related to the taxation of the Loan, in pursuance of presidential decree D.P.R. 601/1973 and subsequent amendments and additions, presently at a rate of 0.25% (zero point twenty-five per cent) to be calculated on the amount granted

l) the Borrower has already declared to the Cariparma in writing, before the Loan Contract was made, its qualification for the purpose of application of the regulations on banking transparency and today confirms that qualification to be true and current for all purposes;

m) the Borrower has given the Cariparma an irrevocable request for disbursement with value date of today's date, which is attached to this Loan Contract as annex "C", signed by its legal representative or by another authorised person on behalf of the Borrower, for the inclusive amount of the Loan, that is to say, euro 5,750,000.00 (five million seven hundred and fifty thousand point zero zero);

n) the Borrower, in the context of the request referred to in point l) above, has declared to the Cariparma that there are no:

1) cases that could constitute grounds for withdrawal, cancellation and forfeit of the benefit of the time limit of the Loan;

2) events materially detrimental to the economic, asset, financial and operational situation of the Borrower and to the trend of the financial markets

Now therefore, the foregoing being ratified, the Borrower and the Lending Banks stipulate and agree as follows:

Art. 1

(Preamble and annexes – Definitions and references)

1. Preamble and annexes. The preambles and annexes to the Loan Contract form an integral and essential part of the Loan Contract itself.

2. Definitions. In addition to the terms defined in the preamble to the Loan Contract, the terms listed below shall have the following meaning:

- "Case of Default": each of the events mentioned in article 15.4, following which the Banks shall have the right to withdraw from the Loan Contract or,  as the case may be, to cancel it due to default by the Borrower;

- "Loan Contract" means this contract;

- "Date of Signature": means the date on which the Loan Contract is made;

- "Guarantee Documents": means the Appendixes in favour of the Lending Banks and the mortgage.

- "Loan": means the loan of a total maximum amount of Euro 5,750,000.00 (five million seven hundred and fifty thousand point zero zero) governed by the Loan Contract.

- "Working Day": day on which the TARGET (Trans-European Automated Real-Time Gross Settlement Express Transfer System) is operational;

- "Insurance Policy": means the insurance policy with Appendix in favour of the Lending Banks to cover the risk of damage by fire and explosion and any other risk related to building normally insured according to good business practice, taken out by the Borrower with a leading insurance company acceptable to the Lead Bank, with terms and conditions accepted by the Lead Bank

(i) for a period of time renewable until complete redemption of the Loan;

(ii) for a total amount of Euro 5,488,000.00 (five million four hundred and eighty-eight thousand point zero zero);

"C.A.B." means Legislative Decree no. 385 of 1 September 1993.

3. Headings and titles. The headings of the articles and the titles of the annexes have been inserted solely to facilitate consultation and must not be taken into account for the purpose of interpreting their contents.

4. References. In the Loan Contract, terms that indicate only the singular also include the plural and vice versa.

Art. 2

(Subject and Purpose of the Loan)

1. Subject: The Lending Banks, as represented above, grant by way of a loan to the Borrower, which accepts, the amount of Euro 5,750,000.00 (five million seven hundred and fifty thousand point zero zero) at the nominal annual interest mentioned in art. 8.2 below.

2. Purpose: the Loan, granted for the purposes mentioned in point b of the Preamble, is governed by the agreements and under the obligations laid down by law, by Legislative Decree no. 385 of 1 September 1993 (hereinafter C.A.B.), by the Loan Contract, by the specifications of the general terms and conditions and by the "Summary Document", which are attached as annexes "D" and "E" respectively and which the Borrower states that it is familiar with because it already saw them, also stating that it accepts all the conditions.

In particular the Borrower states that it specifically approves, in accordance with art. 1341 c.c., the content of the following articles of the attached Specifications: 1 (Place of payment and prohibition of objection before payment), 3 (Assignments), 4 (Taxes), 5 (Advance payments), 6 (Payments made by third parties), 7 (Solidarity of the obligations of the Borrower and its assigns ), 8 (Obligations related to the real estate mortgaged), 10 (Effectiveness of the mortgage security and priority of the credit), 11 (Release of the release estate), 12 (Default and automatic cancellation of the Loan Contract ), 12 (Splitting up of the loan and assumption), 14 (Costs).

Art 3

(Shares of Participation by the Banks)

The Lending Banks each participate in the Loan with the following share:

- Cassa di Risparmio di Parma e Piacenza S.p.A.: euro 3,250,000.00 (three million two hundred and fifty thousand point zero zero);

Banca Popolare dell'Emilia Romagna Soc. Coop.: 1,000,000.00 (one million point zero zero);

Banca Popolare di Vicenza S.C.p.A.: 1,500,000.00 (one million five hundred thousand point zero zero);

Total: euro 5,750,000.00 (five million seven hundred and fifty thousand point zero zero).

Each of the Lending Banks will make the amount corresponding to its share of participation in the Loan available to the Borrower, on request and through the Cariparma.

The Borrower acknowledges that the obligations pertaining to the Lending Banks in pursuance to the Loan Contract are separate from one another and therefore the obligations are undertaken by each Lending Bank without any solidarity obligation. Default in its obligations by one of the Lending Banks shall not result in an increase in the obligation pertaining to the others and shall not prejudice the validity and effectiveness of the obligations undertaken by the Borrower towards the remaining Lending Banks, which shall not be in any way responsible to the Borrower for default by those Lending Banks. The right of the Borrower to defend its rights with the defaulting Bank holds good.

It is understand that, in the event of default by one of the Lending Banks during the disbursement phase, the Loan will be reduced by an amount equal to that due by the defaulting Bank, without prejudice to the right of the other Lending Banks to take on the latter's commitment, adjusting their respective share of participation.

On the basis of the authority conferred on it by the other Banks, as per article 23 below, the Cariparma will represent the Banks in dealings with the Borrower, which is not obliged to ask for justification of the powers of the Cariparma.

Art. 4

(Mortgage)

1. Mortgage. To guarantee the punctual and proper fulfilment of every obligation undertaken with the Loan Contract and in particular the payment of everything due to the Lending Banks in connection with the Loan Contract and thus:

- for the agreed loan amount:  Euro 5,750,000.00 (five million seven hundred and fifty thousand point zero zero);

- for contract interest and default interest, for a period of three years, for legal costs and placement of the higher legal costs in pursuance of art. 2865 first paragraph, and for out-of-court costs, repeatable and unrepeatable, insurance premiums, amounts due in pursuance of art. 40 of the C.A.B. and the Loan Contract, in the event of early repayment, total or partial, voluntary or compulsory, of the principal, the taxes and duties and any other sum that on whatsoever grounds constitutes a credit of the Lending Banks arising from the Loan Contract: Euro 4,600,000.00 (four million six hundred thousand point zero zero), and thus, in total, for the inclusive sum of Euro 10,350,000.00 (ten million three hundred and fifty thousand point zero zero),

the Borrower grants a mortgage, in their favour and at an EQUAL VALUE, to be registered with the competent Real-Estate Registry Office, as follows:

- in favour of the Cassa di Risparmio di Parma e Piacenza S.p.A. for the total amount of euro 5,850,000.00 (five million eight hundred and fifty thousand point zero zero), of which euro 3,250,000.00 (three million two hundred and fifty thousand point zero zero) for principal and euro 2,600,000.00 (two million six hundred thousand point zero zero) for interest and ancillary charges;

- in favour of the Banca Popolare dell'Emilia Romagna Soc. Coop. for the total amount of euro  1,800,000.00 (one million eight hundred thousand point zero zero), of which euro 1,000,00.00 (one million point zero zero) for principal and euro 800,000.00 (one million eight hundred thousand point zero zero) for interest and ancillary charges;

- in favour of the Banca Popolare di Vicenza S.C.p.A. for the total amount of euro 2,700,000.00 (two million seven hundred thousand point zero zero) of which 1,500,000.00 (one million five hundred thousand point zero zero) for principal and euro 1,200,000.00 (one million two hundred thousand point zero zero) for interest and ancillary charges;

on the real estate property described hereunder, as well as on all their environs, appurtenances, accessions, new constructions, extensions, condominial rights, positive easements and on everything that is in any case deemed taxable by law without any exclusions or exceptions:

DESCRIPTION OF THE REAL ESTATE

-A-

Real-estate unit located in the Municipality of Cassina de' Pecchi, via Villa Pompea no. 1, specifically:

--- an industrial complex consisting of workshops, stores and offices, as well as a small portion for use as dwelling serving the industrial complex with an adjoining large area of about 2,410 m2 pertaining exclusively to it.

All  shown on Map 379 of folio 7 of the Land Register and registered in the Buildings Register of the aforementioned Municipality, as follows:

folio 7 – Map 379 – subordinate 1 (one) – via Villa Pompea no. 1 – floor G/1/B1 –census area 1 – cat. D/1 – cl. U – cadastral income Euro 20,558.00 (the industrial complex);

folio 7 – Map 379 – subordinate 2 (two) – via Villa Pompea no. 1 – floor G – census area 1 – cat. A/3 – cl. 5 –  rooms 3.5 - cadastral income Euro 296.45 (the dwelling).

Boundaries of the complex as a single unit: on the north the Alzaia by-road, which runs parallel to the Martesana canal; on the east Map 54; on the south trunk road 11 Padana Superiore; on the west maps 119, 334, 336 and 330

-B-

Real-estate unit forming part of the building located in the Municipality of Milan, viale Evaristo Stefini no. 6, specifically:

---office situated in the basement, consisting of three rooms and bathrooms, registered in the Buildings Registered of the aforementioned Municipality as follows:

folio 192 – Map 313 – subordinate 702 (seven hundred and two) – viale Evaristo Stefini no. 6 – floor B1) – census area 2 – cat. A/10 – cl. 5 – rooms 5 – cadastral income Euro 3,034.18.

Boundaries: property of third parties, courtyard, property of third parties, Viale Stefini.

-C-

Real-estate unit located in the Municipality of Monte Cremasco, specifically:

1) Parcel of land "A" consisting of a plot of land registered in the Land Register of the aforementioned Municipality as follows:

folio 1 – Map 986  (nine hundred and six) –  quality sowable irrigable – cl. 1 – ha. 2.45.45 – cadastral income Euro 120.43 -  agrarian income Euro 164.79.

Boundaries: on the north Roggia and beyond Map 89 of folio 10 of the Municipality of Palazzo Pignano and, for a protruding cliff, Map 985; on the east Map 985; on the south Maps 978 and 979 and, for a short stretch, Map 315; on the west Roggia and beyond Map 26 of Folio 1 of Monte Cremasco and, for the remaining part, Map 89 of Folio 19 of the Municipality of Palazzo Pignano

2) Parcel of land "B" consisting of a plot of land registered in the Land Register of the aforementioned Municipality as follows:

folio 1 – Map 980  (nine hundred and eighty) –  quality sowable irrigable – cl. 2 – ha. 0.14.36 – cadastral income Euro 7.05 -  agrarian income Euro 9.64.

folio 1 – Map 981  (nine hundred and eighty-one) –  quality sowable irrigable – cl. 2 – ha. 0.07.80 – cadastral income Euro 3.83 -  agrarian income Euro 5.24.

folio 1 – Map 983  (nine hundred and eighty-three) –  quality sowable irrigable – cl. 2 – ha. 0.00.20 – cadastral income Euro 0.10 -  agrarian income Euro 0.13.

folio 1 – Map 984  (nine hundred and eighty-four) –  quality sowable irrigable – cl. 2 – ha. 0.01.60 – cadastral income Euro 0.79 -  agrarian income Euro 1.07.

Boundaries as a single unit: on the north Map 979;  on the east Map 515 and Map 213; on the south former Trunk Road 415; on the west Maps 210 and 315.

Any erroneous or incomplete description of the assets mortgaged does not constitute grounds for challenging the validity of the mortgage itself.

The loan is granted with the formal assurance to the Lending Banks of the full ownership and complete availability of the assets  that are the subject of it and their freedom from non-apparent servitudes and from encumbrances and adverse charges, as well as from prior entries or rights and from registrations that could prejudice or diminish the mortgage security.

The Borrower states, moreover, that the property mentioned in point "B" of the foregoing description, is still encumbered, but only formally, by a mortgage registered in Milan 1 on 28 December 2004 with numbers 103547/21652 in favour of the Banca Popolare di Crema s.p.a., as security for a settled debt, in course of cancellation according to the procedures laid down in Leg Dec. 7/2007, converted into Law 40/2007.

In pursuance of Art. 39, 3rd paragraph of the C.A.B., the amount of the sum registered is taken to be increased automatically by the amount necessary to cover anything that proves really due for capital, interest, costs and ancillary charges, even as a result of indexing.

If registrations of promises to sell are discovered, the Lending Banks reserve the right to reduce or change the amount of the Loan. If the Borrower does not wish  to make the agreement because of such reduction or change, the Lending Banks may withdraw from the Loan Contract or cancel it partially.

Art. 5

(Disbursement of the Loan)

Disbursement Procedures. Disbursement of this Loan is done in a single payment, by crediting to current account IBAN IT44 G062 3056 8400 0004 3603 256 in the name of the Borrower held with the Crema Branch of the Cariparma.

The Borrower states that it has received the aforementioned sum of Euro 5,750,000.00 (five million seven hundred and fifty thousand point zero zero) from the Cariparma and gives receipt in full discharge with this deed.

The Lending Banks nevertheless reserve the right to consider the Loan Contract cancelled – as foreseen in art 13 of the attached Specifications if, when a period of 45 days from today's date has elapsed, it is found that the mortgage registered as security for the Loan is forestalled by adverse formalities, or if the Borrower has not exhibited to Cariparma:

1 A notarised statement that, without any addition or reservation, certifies:

- that the mortgage referred to in the Loan Contract has been registered with the related details;

- that at the time of that registration the party granting the mortgage had full title to the real estate described above;

- that this title is first level;

- that it is not forestalled by any right and/or adverse formality with the exception of the matter referred to in art. 4 above;

- the due participation of the Borrower in the Loan Contract and the full and free enjoyment of its rights at least eleven days after registration of the mortgage in favour of the Cariparma, permitted by this deed.

2 Memorandum of the certificate of the abovementioned registration and an executive copy of the Loan Contract as well as 2 (two) true copies of the original.

If one or more of the conditions set out above are not fulfilled within 45 (forty-five) days of signature of the Loan Contract, the Banks may exercise the right to cancel the Loan Contract automatically, on the basis of a simple declaration made to the Lending Banks, through Cariparma to the Borrower.

In that case the Borrower shall be obliged to repay the costs and expenses incurred by the Banks and documented in relation to the preparation and making of the Loan Contract

However, the right of the Banks to go ahead with disbursing the loan notwithstanding the occurrence of one or more of the circumstances mentioned above still stands.

Art 6

(Repayment of the Loan)

1. Duration of the Loan. The total duration of this Loan is fixed at 8 (eight) years, starting from the Date of Signature, including 12 (twelve) months of pre-repayment, and the Borrower promises to repay the Loan to the Lending Banks, through the Lead Bank not later than 21.05.2018 (twenty-one May two thousand and eighteen).

2. Method of repayment,

Without prejudice to the provisions of paragraph 3, below the Borrower promises to repay the Loan within 7 (seven) years, by paying 28 (twenty-eight) quarterly instalments, deferred, consisting of a fixed portion of the principal in an amount of euro 205,357.14 (two hundred and five thousand three hundred and fifty-seven point fourteen), with the exception of the last instalment in an amount of euro 205,357.22 (two hundred and five thousand three hundred and fifty-seven point twenty-two) and the interest accrued and calculated at the rate determined according to the criteria set out in art. 8 below, as well as a period of 12 (twelve) months starting from the Date of Signature, of payment of interest alone calculated according to the aforementioned criteria.

3. Terms of repayment. Repayment shall start on 21.05.2011 (twenty-one May two thousand and eleven) and therefore the first repayment instalment falls due on 21.08.2011 (twenty-one August two thousand and eleven) and the last on 21.05.2018 (twenty-one May two thousand eighteen).

Payments thus made to the Lead Bank, for everything due on the basis of the Loan are taken to be in full discharge with regard to the other Lending Banks also.

Art. 8

(Interest)

1. Period of interest. For calculation and payment of interest, the duration of the Loan will be broken down into successive three-month periods, the first of which shall start from the date of signature of the Loan and expire on 21.08.2010 (twenty-one August two thousand and ten) while each subsequent period will start on the day following the expiry of the preceding period. Each period shall have a duration of three months, expiring on 21 (twenty-one) February, 21 (twenty-one) May, 21 (twenty-one) August and 21 (twenty-one) November of each year.

The Borrower is obliged to pay the Cariparma, in favour of all the Lending Banks, the interest accrued during each period on the Loan and at the expiry of that period, at the rate indicated in paragraph 2 below.

2. Interest Rate. The interest rate applied to the Loan will be equal to the "Euribor" (Euro Interbank Offered Rate) 360 at three months average preceding month, recorded quarterly on the first day of every quarter or on the next working day and published in the newspaper Il Sole 24 ore. If this last date falls on a holiday the Euribor will be recorded for a value date with reference to the next nearest Working Day and that date (unless it is the last day of the month, in which case the rate will be recorded for a value date with reference to the nearest working day before that date). This rate, expressed in three decimal figures, will be increased by the Margin referred to on paragraph 3 below.

If the Euribor rate is not available, the Official Reference Rate fixed by the Central European bank, and in force at the particular time, will be used as a reference. On today's date that return is equal to 1% (one percent).

Interest will be calculated on the basis of the days that have actually passed included in each interest period, on the basis of a year of 360 (three hundred and sixty) days.

The rate of interest applicable to the Loan, combined with the amount of interest due, will be notified by the Cariparma to the Borrower and to the Lending Banks in every case before the due date of each interest period.

3. Margin. The interest margin is equal to 180 basis points per year. Depending on the Net Financial Position/Ebitda ratio, as defined in art 14.11 below, the Margin will vary according to the following pattern:

- parameter greater than 3.0 (three point zero), margin = 195 bps p.a.;

- parameter greater than 1.0 (one point zero) and less than or equal to 3.0 (three point zero), margin = 180 bps p.a.;

- parameter less than or equal to 1.0 (one point zero), margin = 165 bps p.a.

Any revision of the Margin, compared to that previously applied, will be done starting with the interest period following that of the official approval of the consolidated balance sheet by the Borrower (hereinafter "Consolidated Balance Sheet") starting from the one closed on 31/12/2010 (thirty-first December two thousand and ten).

4. Default interest. Every amount due on whatsoever grounds in relation to the Loan Contract and not paid, will from the due date automatically produce interest on arrears payable by the Borrower to the Lending Banks.

Periodic capitalisation on this interest is not permitted.

The annual nominal rate of default interest, presently a rate of 3.90% (three point ninety percent)  will be fixed quarterly (from 1 January  to 31 March, from 1 April to 30 June, from 1 July to 30 September, from 1 October to 31 December) increasing by 50% (fifty per cent) and rounding the result to the lower 0.05% (zero point five), the average global actual rate of interest of the consideration interest published by the Ministry of Economics and Finance in pursuance of Law no. 108/96 for categories of operation defined as "variable rate loans", at present equal to 2.69% (two point sixty-nine percent).

In the event of publication by that Ministry and in pursuance of that same Law – of the average rate of default interest , that average rate will be applied. If, for any reason, the abovementioned rates are no longer published or are published late, the interest rate will be fixed at the same rate foreseen in the last publication available.

It is understood that the rate of the contract rate of interest and of the default interest may never by higher, as from today, than the limit fixed in pursuance of art. 2, paragraph 4, of law no. 108 of 7 March 1996, it being understood, in the event of theoretical excess of that limit, that their rate will be equal to that limit.

5. Notification of interest. The Rate of Interest applicable to the Loan each time, together with the amount of interest due each time,  will be promptly notified by the Lead Bank to the Borrower and, in any case, before the due date of each Interest Period.

6. Average Global Actual Rate.

For this Loan the A.G.A.R. is 2.690% (two point six hundred and ninety percent) as shown in the summary document annexed to this Loan Contract .

This value is to be taken by way of example, since the rate used to calculate it was Euribor at 3 (three months) average the previous month recorded on 21.05.2010 (twenty-one May two thousand and ten) equal to 0.642% (zero point six hundred and forty-two percent).

In pursuance of art. 1341 C.C. the Borrower acknowledges and specifically approves that the Lending Banks, in pursuance of art. 117 C.A.B. have the right to change adversely the conditions laid down in the attached Summary Document, changes to the rules and the contract conditions will be made in compliance with the provisions of art. 118 of the aforementioned C.A.B.

Art. 9

(Payments)

1. Payment procedures. The payments due by the Borrower  for principal, interest, commissions or on other grounds in pursuance of the Loan Contract shall, in order to have discharging effect, must all be made with value date and availability on the expiry date of related periods, net and without any deduction by way of withholding, recovery or charge, within the periods laid down in the Loan Contract, by deposit to the current account opened by the Borrower with the Cariparma Branch, through standard channels (BIR (large sum transfer) or ordinary credit transfer).

The Borrower acknowledges that payments in any way made in amounts or using procedures others than those due and indicated above shall automatically be considered made in favour of each of the Banks in proportion to each one's share in the Loan. To this end the Borrower confers irrevocable power on the Cariparma for it to transfer the abovementioned payments to the other Banks for the part necessary to restore the abovementioned proportions; in that case the Borrower acknowledges itself, as of now, debtor to Cariparma or to the Banks in favour of which it made the abovementioned payments, of the amounts erroneously transferred to another bank.

2. Debits to current account. The Borrower acknowledges and agrees that the Cariparma may debit to its current account referred to in paragraph 1 above all the sums due to the Lending Banks  on the basis of the Loan Contract, by way of payment of anything due on the related due dates. To this end the Borrower promises not to close the abovementioned current account until after the full amount of the Loan has been repaid and to provide the necessary funds within due time.

3. Allocation of the payments. The Lending Banks shall have the right to allocate the amounts paid by the Borrower as follows:

- firstly, to the amounts due by way of refund of expenses, costs and commissions, of whatsoever kind, including judicial costs even if related to intervention in enforcement proceedings brought by third parties, even unrepeatable, as well as to the reimbursement of insurance premiums an of anything else paid by the Banks on behalf of the Borrower;

- secondly, to the amounts due by way of interest (including any default interest);

- thirdly, to the amounts due for principal';

- fourthly, to the amounts due on any other grounds;

unless the Banks deem fit to adopt a different system of allocation.

4. Prohibition of raising objections. The obligation of the Borrower to pay on the dates fixed the amounts due for principal, interest or on any other grounds and, generally speaking, the fulfilment of any obligation arising from the Loan Contract, may not be suspended or delayed even in the event of dispute, even at court, raised by the Borrower, by third parties or arising in any way even as the result of any legislative, administrative or judicial measure. Any objection may only be enforced after the relative payment has been made.

The Lending Banks shall have the right to reject payment of single repayment instalments or in any case partial payments offered by guarantors or by third parties in their own name, if such parties, when making the payment, do not declare their commitment not to exercise the right of subrogation or of recourse due to them with the Borrower and other jointly liable parties until every claim due to the Lending Banks as a result of this Loan has been fully settled.

Art. 10

(Costs, Taxes and Commissions)

1. Costs. The Borrower is responsible for all the documented costs related to the making of the Loan Contract and the consequent deeds and formalities, as well as others related to this operation or arising from or caused by it. The Borrower shall settle directly the notary's fees related to the Loan Contract and the consequent deeds and formalities, while the Lending Banks are exonerated from any responsibility in the matter.

The Borrower acknowledges that, in accordance with the regulations in force on the subject of transparency of contract conditions (resolution by the  C.I.C.R. (interministerial committee for credit and savings) of 4 March 2003 – Official Gazette no. 72 of 27 March 2003 and Bank of Italy implementation instructions by measure on 25 July 2003) the Notary Public drawing up the deed will give it a copy of the Loan Contract . Furthermore, the Borrower, also in accordance with the aforementioned instructions, specifically approves that, during the time the Loan is in force, the rates related to the charges and conditions set out in the Loan Contract may change, within the parameters foreseen in the contract, adversely to it and that any such changes will be notified to it by terms and procedures on the basis abovementioned regulations.

With regard to the request of any services during repayment of the Loan, the applicable rates will be those in force each time and published in the information leaflets available to clients, on view on Cariparma premises. In particular, the Borrower is responsible for, and specifically undertakes, all the charges, commissions and costs chargeable to it in relation to the Loan Contract and during the period of duration of the Loan, shown on the information leaflets published by the Cariparma in pursuance of article 116 of Leg. Dec no. 385/1993. In this connection, the Borrower specifically approves, in pursuance of article 117, fifth paragraph, of the aforementioned legislative degree, that during the period of duration of the Loan the abovementioned charges, commissions and costs may vary, in compliance with the parameters foreseen in the contract, in a manner unfavourable to it; any variations will be notified by the Cariparma according to the terms and procedures laid down in title VI item 1 of the abovementioned legislative decree.

2. Taxes. The Loan Contract and any other deed ancillary to this Loan enjoy the tax treatment referred to in article 15 of presidential decree D.P.R. no. 601 of 29 September 1973 and subsequent amendments. The related amount, equal to 0.25% (zero point twenty-five percent) calculated on the amount disbursed, will be withheld directly by the Lending Banks from the amount of the Loan at the time of disbursement of the Loan, which will therefore be done by the Lead Bank net of that tax.

The Borrower also undertakes to pay any stamp, registration or other duty (excluding the income tax of the Lending Banks) referred to in the Loan Contract, no matter what ancillary document or juridical measure given in relation to it they are subject to, holding the Lending Banks harmless from any charge, cost or expense arising from omissions or delays in the payment of the abovementioned taxes.

The Lending Banks must be immediately reimbursed, as well as for the substitute tax and any increases in it, for any duty, tax, addition or tribute of any kind, that might in the future affect the interest, even if default, the principal or the ancillary costs (and thus of any mortgage tax or stamp duty that might later be due) without the obligation for the Lending Banks to challenge with the levying offices the legitimacy of such costs, even if occurring after the full repayment of every amount due in pursuance of the Loan Contract.

Any payment of any amount to the treasury by the Lending Banks shall solely be by way of advance payment of those amounts on behalf of the Borrower and, therefore, cannot be considered or interpreted as a tacit abrogation of this clause.

3. Commissions. The Borrower promises to pay the Lending Banks, on the same date and with the same value date as the Date of Signature of the Loan Contract and by debiting a/c IBAN IT 44 G062 3056 8400 0004 3603 256 in its name, a Commission in consideration of the Loan in the amounts shown below:

- Banca Popolare dell'Emilia Romagna Soc. Coop. through the Lead Bank Euro 8,500.00 (eight thousand five hundred point zero zero);

- Banca Popolare di Vicenza S.C.p.A.: through the Lead Bank 12,750.00 (twelve thousand seven hundred and fifty point zero zero);

The Borrower also promises to pay the Lead Bank the commissions foreseen in the letter signed on today's date ("Commissions Letter") irrevocably authorising the Cariparma to debit the commissions referred to in this paragraph to the abovementioned current account on the date of signature of the Loan Contract.

Art. 11

(Early redemption)

1. Optional early redemption. The Borrower shall have the right to repay the Loan in advance, in whole or in part, giving written notice to be sent to the Lead Bank within the  30 (thirty) previous Working Days, without the application of any penalty, provided it is in concomitance with the due date of an Interest Period and for minimum amounts of not less than Euro 1,000,000.00 (one million point zero zero) or multiples of 500,000.00 (five hundred thousand point zero zero).

2. Compulsory early redemption. The Borrower must redeem this Loan in advance, without payment of any commission or penalty, within the limits of proceeds arising from:

- compensation in relation to the Insurance Policy, unless the Borrower allocates the compensation solely to restoration of the damage suffered;

-  sale of one or more pieces of real estate given as security.

The amounts repaid in pursuance of paragraphs 1 and 2 above shall not subsequently be reusable and shall be allocated to the repayment instalments of the Loan pro-quota on the remaining instalments.

Art 12

(Statements)

The Borrower, acknowledging that the truthfulness and completeness of the following statements have been a determining factor, states and guarantees:

1) legal competency and powers of representation: that it

- is properly established and in existence in compliance with its articles of incorporation;

- has full legal capacities for carrying out the business currently conducted;

- is not subject to insolvency procedures (such as, by way of example, bankruptcy, composition with creditors, compulsory administrative liquidation, extraordinary administration) or to any other procedure that in any case involves a limitation of the rights of its creditors; nor to proceedings following which it could be subjected to such procedures;

- conducts its business in essential compliance with all the laws and regulations in force and holds all the authorisations, permits, licences or approvals necessary to conduct that business;

2)  legitimacy of the Loan Contract: that

- the Loan Contract is compliant with the achievement of the purpose aimed at by the Borrower, as indicated in its corporate purpose, and its stipulation and execution do not violate any provision of the law or of an administrative authority or a juridical or arbitral measure or a contract commitment binding on the Borrower;

3) non-deferment of the Loan: that

- repayment of the Loan covered by the Loan Contract is not and will not be subordinated or deferred to the repayment of other loans, without prejudice to legal liens;

4) obligations and proceedings in existence; that

- there is no breach of contracts or obligations undertaken within the sphere of its activities and, in particular of obligations for payment related to debts of a financial nature;

- it is not subject to legal, executive, arbitral or administrative proceedings, nor has the initiation of such proceedings been threatened;

- it is not subject to proceedings, nor has it received notices of assessments or actions related to taxes, for amounts greater than euro 250,000.00 (two hundred and fifty thousand point zero zero), or has not omitted tax returns of any kind, in such a way as to have basically prejudicial effects, in the opinion of the Lending Banks on the ability of the Borrower to fulfil the obligations set out in the Loan Contract;

5) cases of default: that

- no Case of Default has occurred pertaining to the Borrower, nor have any actions been performed or circumstances occurred that might, as time goes by, give rise to a Case of Default;

6) balance sheets: that

- the balance sheets, summaries, accounting statements and reports concerning the last business year related to the Borrower and delivered to the Lending Banks during the preliminary phase of the Loan are true and complete, giving a true picture of its net worth and financial situation; they were prepared in compliance with the accounting principles ("Accounting Principles") and related explanatory documents issued by the Consiglio Nazionale dei Dottori Commercialisti (council of business consultants) and the Consiglio Nazionale dei Ragionieri (council of accountants) as amended by the Organismo Italiano di Contabilità  (accountancy body) ("OIC") together with the accounting principles issued by the OIC; also where foreseen by the regulations of Legislative Decree no. 38 of 28 February 2005, the international accounting standards (IAS/IFRS) and the related interpretations (SIC/FRIC) laid down by the International Accounting Standards Board and adopted according to the procedures referred to in article 6 of Community regulation no. 1606/2002 of 19 July 2002 of the European Parliament and the Council provided that and to the extent that such standards must be applied by the subject referred to or the latter has opted for their application, where foreseen by the applicable regulations; and that after closure of those balance sheets no substantial changes took place in the activities and in the net worth, financial and operational situation, other than those related to and resulting from normal routine activities, that could have substantially prejudicial effects, in the opinion of the Lending Banks, on the ability of the Borrower to fulfil the obligations contained in the Loan Contract;

7) legal obligations: that

- the Borrower is not presently in a situation of breach of the laws concerning competition, environment, anti-pollution, town planning, labour law and safety in the work place, nor is it subject to responsibilities and charges arising from violation of those laws;

- is not in default in relation to obligations concerning fiscal, administrative or contributory matters; that could have substantially prejudicial effects, in the opinion of the Lending Banks, on the ability of the Borrower to fulfil the obligations contained in the Loan Contract.

8) share capital: that

- the share capital has been duly subscribed and paid up;

9) material adverse change: that

- no substantial change has occurred in the economic, net worth and financial situation that could prejudice ability to repay the Loan.

Each of the aforementioned statements is taken to be repeated at every date of payment with reference to the circumstances in existence at the time of payment, until the complete settlement of the claims of the Lending Banks, without prejudice to the obligation of the Borrower to report the occurrence of new events or circumstances, relevant for the purposes of this article.

Art. 13

(Information obligations of the Borrower)

The Borrower promises for the whole duration of the Loan to give the Lead Bank:

-  the statutory financial statements together with the report by the administrative body and the board of auditors, the consolidated balance sheets together with the certificates of any auditing company appointed to do an audit, if prepared, together with the statutory financial statements of the other companies in the group as soon as they are available, in any case within 30 (thirty) days of the approval of each one, in enough copies for the Lending Banks;

- copy of the notice of convening and the agenda of extraordinary meetings of the Borrower, in concomitance with the convening of the related meetings and copy of the related minutes within 30 (thirty) days of the holding of the meetings.

The Borrower promises to arrange for all balance sheets, summaries, accounting statements, reports and any other documentation presented as above:

- to be drawn up in accordance with the Accounting Standards;

- to be  true, accurate and complete, having regard to all their basic aspects, and   to give a true picture of the net worth situation and the profit and loss account during the related reference period;

without prejudice to the fact that the Cariparma must be informed about all events and circumstances that come to the knowledge of the Borrower and the omission of which could make the abovementioned information false or misleading.

The Borrower also promises to give the Lead Bank, following a reasonable request by it, economic-financial information concerning the activity and the economic, net worth and financial situation as well as the trend of the business of the Borrower, in order to permit verification of compliance with the commitments and statements referred to in the Loan Contract, or in compliance with the provisions of the instructions given by the banking "Organo di Vigilanza" (supervisory body).

Art. 14

(Commitments)

The Borrower promises to fulfil the following commitments, recognising their essential nature in the context of the Loan Contract:

1. changes of activities: without the prior consent of the Lending Banks, which may not be unjustifiable refused, the Borrower shall not cease or make substantial changes to its activities compared to those exercised on the date of making the Loan Contract.

2. amendments to the articles of incorporation: without the prior consent of the Lending Banks, which may not be unjustifiably refused, the Borrower shall refrain from making amendments to its articles of incorporation, particularly with regard to the corporate purpose, in such a way is to make a substantial change in the activities carried out, and from transferring its registered office abroad, without prejudice to the fact that no change can be made if it could jeopardize fulfilment of the obligations of the Borrower referred to in the Loan Contract. Changes necessary for compliance with compulsory legislative instructions, which will be notified to the Lead Bank in advance, are excluded from the aforementioned obligation.

3. insurance coverage: the Borrower shall maintain insurance coverage on its assets with leading insurance companies, in compliance with good business practice and covering the risks normally insured in the sector in which it operates.

4. liquidation and extraordinary financial procedures: the Borrower promises not to undertake voluntary liquidation procedures, Except as specified in point b) of the preamble, the Borrower also promises not to carry out extraordinary financial operations – with the exception of infra-group operations – such as, by way of example, company restructuring or disposal of firms or of branches of a firm, acts of disposal and/or acquisition of shares, mergers, splits or discorporation operations or, generally speaking, operations on the subject of the majority of its share capital, without the prior consent of the Lending Banks, which may not be reasonably denied; in the case of sale of firms or branches of a firm, acts of disposal and/or of acquisition of shares for amounts greater than euro 2,000,000.00 (two million point zero zero), the Borrower promises to inform the Cariparma in advance.

5. cases of default: the Financed Party shall inform the Cariparma not later than (five) Working Days from when it comes to its knowledge about the occurrence of a case of default or of circumstances that could give rise to that, as well as the occurrence of significant negative changes in the activities or net worth, economic or financial situation of the Financed Party, which could have substantially negative effects on its ability to fulfil the obligations contained in the Loan Contract;

6. proceedings: the Borrower shall inform the Cariparma within not more than 5 (five) (Working Days from the bringing of judicial, arbitral, administrative or tax proceedings for an amount greater than euro 50,000.00 (fifty thousand point zero zero);

7. legal requirements: the Borrower shall comply with all legal requirements, with particular reference to those of a fiscal, administrative, contributory, environmental, town-planning, labour-law and accounting nature.

8. equal guarantee (negative pledge):  without prejudice to collateral liens already existing on the date the Loan Contract was made and those imposed by law or by judicial measures or those necessary for normal operations related to assignments of a business nature, the Borrower must inform the Lending Banks in advance in the event of granting of mortgages, authority to register mortgages or collateral security of any other kind on its tangible or intangible assets or on its present and future credits in favour of other creditors;

9. prohibition of deferment (pari passu): until they are completely fulfilled, the obligations of the Borrower arising from the Loan Contract shall not be deferred in relation to the obligations undertaken with other lenders, without prejudice to legal privileges.

10. Assets and loans allocated: the Borrower may not establish assets allocated to a specific business, in pursuance of art 2447 bis and following civil code and loans allocated to a specific business in pursuance of art. 2447 decies, without the prior consent of the Lending Banks, which may not be unreasonably refused;

11. Financial Covenant: starting from the Consolidated Financial Statements closed on 31.12.2010 (thirty-first December two thousand and ten) and for the whole duration of the Loan, the Borrower promises to comply with the economic-financial covenant Net Financial Position and Ebitda which must be less than 4.5 (four point five).

For this purpose the Net Financial Position (NFP) is taken, in pursuance of art. 2424 of the Civil Code, to be the amount resulting from the algebraic sum of the following elements deducible from the statement of assets and liabilities of the Consolidated Financial Statements:

(+) D.1) Bonds;

(+) D.2) Convertible bonds;

(+) D.3) Due to shareholders for loans;

(+) D.4) Due to banks;

(+) D.5) Due to other financiers;

(+) Due for leasing as indicated in the Note as per art. 1417 no. 22 c.c. or shown in the memorandum accounts or in another official communication that must be provided for making this calculation. The separate item related to debts for leasing only has to be inserted if it has not already been included in item D.5);

(+) D.8) Debts represented by credit instruments;

(+) D.9) Due to subsidiary companies (if of a financial nature);

(+) D.10) Due to associated companies (if of a financial nature);

(+) D.11) Due to holding companies (if of a financial nature);

(+) D.14) Other debts (if of a financial nature), as well as the amount of credits of any kind subject of a bank advance (including factored credits) that were not already included in the assets item C.II.1) and liabilities item D.4);

(-) C.IV Liquid assets.

In any case, if the bonds and debts referable to items D.1), D2), D.3), D.4), D.5), D8, D.9), D.10), D.11) and D. 14) are deferred and subordinated to this loan they will not be included in the calculation of the NFP.

Ebitda means the algebraic sum of the following items of the profit and loss account with reference to article 2425 c.c. currently in force:

(+) Difference between value and costs of production (A-B)

(+) B.10) Amortisation and depreciation

(+) B.12) Provision for risks

(+) B.13) Other provisions

(+) B.8) The latter is limited to entries of the financial leasing rents

The Financial Covenant will be calculated by the Borrower and notified by the Borrower's legal representative to the Cariparma by a communication similar to the one attached hereto as annex "F" to this deed, on the basis of the data of the Consolidated Financial Stations starting with the business year closed on 31.12.2010 (thirty-first December 2010) and, subsequently, on the basis of the annual balance sheets, as soon as they are available and in any case not more than 30 (thirty) days after their approval.

The Financial Covenant will also be checked by the Lending Banks and if the latter has objections by a Leading Auditing Company

ART. 15

(Acceleration clause, cancellation and withdrawal)

1. Acceleration cause. If the Borrower is insolvent it may, in pursuance of article 1186 civil code, invoke the acceleration clause for any period referred to in the Loan, without the need for a judicial sentence, if the period of 10 (ten) days from the receipt of a request for fulfilment, sent by fax and followed by a return-receipt registered letter by Cariparma has gone by in vain.

2. Cancellation of the Loan Contract. The Loan Contract shall be automatically cancelled in pursuance of article 1456 civil code in the Cases of Default foreseen in points 1) and 2) of paragraph 4) below, or will be cancelled in pursuance of article 1454 civil code in the Case of Default foreseen in points 3), 4) , 5) and 6) of paragraph 4.

It is also specifically agreed that the Loan Contract may be automatically cancelled in accordance with article 1456 of the Civil Code if a change takes place in the shareholders of the Borrower that reduces to less than 51% (fifty-one percent) participation – directly or indirectly – in the share capital by the Borrower, presently held, in the amount of 100% (one hundred per cent) by ITP Oil & Gas International S.A., with registered office in Rue Eugene Rupper 5, Luxembourg.

Cancellation shall take place, without need for a judicial sentence, at the time Cariparma notifies the Borrower by return-receipt register letter, that it intends to avail of this clause.

2. Withdrawal. The Banks shall have the right to withdraw from the Loan Contract in the Cases of Default foreseen in points 7) and following of paragraph 4 below.

Withdrawal will be notified by the Lending Banks to the Borrower by return-receipt registered letter.

In such cases the Cariparma shall notify the Borrower by return-receipt registered letter and the withdrawal shall take effect when 10 (ten) Working Days have elapsed from that notification unless within that period, in line with the nature of the default, the Borrower has arranged to remedy the situation on the basis of which the Lending Banks exercised the right to withdraw.

4. Cases of Default. Occurrence of each of the following situations shall constitute a case of default (the "Cases of Default"):

1) non-payment: the Borrower is in default of payment of even a single instalment of the Loan, even if consisting only of interest, or of payment of any sum due in pursuance of the Loan Contract, notwithstanding in any case the applicability of default interest and that default continues for more than 180 (one hundred and eight) days, as well as in the case referred to in the second paragraph of art. 40 of Leg. Dec. no. 385/93;

2) diversion of the purpose: the Borrower uses the Loan for purposes other than those foreseen in the Loan Contract;

3) breach of the obligations and undertakings foreseen in article 14; the Borrower is  in default or does not comply with any of the undertakings set out in article 14, unless, where in line with the nature of the default, the Borrower has remedied it within 20 (ten) Working Days from receipt of the notice to fulfil from the Cariparma;

4) breach of other obligations and undertakings: the Borrower is in default or does not comply with any of the obligations or undertakings arising from the Loan Contract, including the undertakings referred to in article 13, unless, where in line with the nature of the default, the Borrower has remedied it within 15 (fifteen) Working Days from receipt of the notice to fulfil from the Cariparma, and this could have substantially adverse effects, in the unchallengeable opinion of the Lending Banks, on the ability of the Borrower to fulfil the obligations referred to in the Loan Contract;

5) Cross Default: the Borrower is in default of the prompt payment of the financial obligations towards banks or financial institutions for total amounts greater than Euro 500,000.00 (five hundred thousand point zero zero) for each business year and the counterpart concerns requests cancellation, exercises the right to withdrawal or invokes the acceleration clause, unless, where in line with the nature of the default, the Borrower has remedied it within 10 (ten) Working Days from receipt of the notice to fulfil;

6) Non-payment of debts to third parties: the Borrower defaults on the punctual payment of debts to third parties for total amounts greater than Euro 500,000.00 (five hundred thousand point zero zero) for each business year, unless, where in line with the nature of the default, the Borrower has remedied it within 10 (ten) Working Days from receipt of the notice to fulfil;

7) insolvency, liquidation or winding up: the Borrower is insolvent, enters into negotiations with its creditors with a view to obtaining postponements or out-of-court settlements, transfers assets to its creditors, asks to be admitted or is subject to one of the creditors' proceedings foreseen in royal decree R.D. no. 267 of 16 March 1942 and subsequent amendments or to another procedure with similar effects, including extraordinary administration; is put into liquidation or if a case of winding up of the company occurs;

8) deterioration of the net worth and financial conditions (Material Adverse Change); if any significant adverse change occurs with regard to the net worth and financial conditions of the Borrower or with regard to the related assets, activities and property, and this could have significant adverse effects, in the unchallengeable opinion of the Lending Banks, on the ability of the Borrower to fulfil the obligations referred to in the Loan Contract;

9) breach of the law: the Borrower commits substantial breaches of law or of primary or secondary regulations and this could have significantly adverse effects, in the unchallengeable opinion of the Lending Banks, on its ability to fulfil the obligations referred to in the Loan Contract;

10) untruthfulness of the statements: any statement made by the Borrower within the scope of the Loan Contract proves to be untrue or misleading, and this could have significant adverse effects, in the unchallengeable opinion of the Lending Banks, on the ability of the Borrower to fulfil the obligations referred to in the Loan Contract;

11) loss of authorisations and licences: any authorisation, concession, approval or licence the lack of which could prejudice the conduct of business by the Borrower has not been renewed, has expired, or been revoked and this could have significant adverse effects, in the unchallengeable opinion of the Lending Banks, on the ability of the Borrower to fulfil the obligations referred to in the Loan Contract;

12) cessation of business: the Borrower ceases to carry on its corporate business as currently conducted by it, or undertakes a corporate business that is not consistent with the one presently conducted;

13) executive proceedings: the Borrower is subjected to an executive proceeding or preventive attachment, or protest, for total amounts of more than Euro 250,000.00 (two hundred and fifty thousand point zero zero) for each business year, or if a sentence, decree or executive judicial measure in general is issued against it.

14) tax measures: a tax authority issues against the Borrower a measure of any kind (notice of assessment, notice of settlement, entry on the roll, demand for payment, sentence by a tax commission or other) finally or provisionally executive for total amounts of more than Euro 250,000.00 (two hundred and fifty thousand point zero zero) for each business year and as a result of which the Borrower must pay a duty, tax, fine or penalty;

15) adverse circumstances: if, at any time, adverse circumstances occur that, in the unchallengeable opinion of the Lending Banks are such as:

- to preclude the Borrower from exercising the rights or fulfilling the obligations referred to in the Loan Contract;

- because of legislative changes or the adoption of measures by the competent authorities, to cause failure of the legitimacy, effectiveness, validity or implementability of the obligations taken on by the Borrower in pursuance of the Loan Contract;

- preclude or limit the right of the Banks to take action at law for protecting the rights arising from the Loan Contract and the deeds related to it;

16) real estate mortgaged: in relation to the real estate mortgaged:

- the real estate mortgaged suffers a reduction in value to an extent that diminishes the margin of guarantee verified when the Loan was being granted (Loan to Value) as a result of general or local depreciation of the property estate or for any other cause and even a fortuitous event;

- conservative or executive proceedings are brought or judicial mortgages are registered;

- other encumbrances are found apart from those stated in the Loan Contract, even if registered after its conclusion;

- no mention was made of debts for taxes, tributes, services of any nature and taxes with priority over the credit of the Lending Banks;

- it is found that they were built without or in breach, in whole in part, of a permit or legal authorisation;

- sanctionative measures are adopted as a result of construction work, installation of plants or anything else  carried out without the required authorisations.

5. Effects. As a result of application of the acceleration clause to the Borrower, cancellation of the Loan Contract or exercise of the right of withdrawal by the Lending Banks, the Borrower must, within 5 (five) Working Days of the relative request by the Cariparma, repay the residual amount of the Loan, as well as the interest accrued until the date of effect of the acceleration clause, of cancellation or of withdrawal, as well as any default interest until the day of actual payment and the other ancillary charges

Without prejudice to the right of the Banks to take legal action to protect their rights against the Borrower, the latter must also hold the Banks harmless for any cost, damage or detriment arising from the cancellation of the Loan Contract.

Art 16

(Amendments to the Loan Contract)

The Loan Contract may only be amended by a deed signed by persons holding the necessary powers of representation of the Borrower and the Lending Banks. Therefore, any tolerance, even repeated, of defaults or delays in fulfilment of the contractual obligations may not in any way be interpreted as a tacit amendment to or abrogation of the related agreements

Any amendments related to the Loan Contract and/or the related guarantees or requests for contractual waivers in relation to default on any of the contract commitments foreseen by the Loan Contract and/or by the guarantees, will be specifically evaluated by the Lending Banks which, in their unchallengeable decision, may, within a period of forty Working Days from the request, consent to each single amendment and/or request for contractual waiver or they may refuse.

Art 17

(Solidarity of the obligations of the Borrower and its assigns)

All the obligations arising from the Loan Contract are undertaken by the Borrower with joint and indivisible liability concerning their successors and assigns, who are therefore subject together with the Borrower to the same obligations arising from the Loan Contract and the C.A.B.

Art 18

(Assignability of the Credit and/or the Loan Contract)

1. Assignability by the Borrower. The Borrower may not assign or transfer in any way any of its rights and obligations under the Loan Contract.

2. Assignability by the Banks. The Banks may at any time assign to other banks, in whole or in part, the rights, benefits and obligations arising from the Loan Contract or, in whole or in part, its position in the Loan Contract, with the nature and effect of assignment of the Loan Contract or assignment of credit, as the case may be, with specific exclusion of any novating effect and subject to written notice sent to the Borrower. Such assignments shall automatically result in liberation, for the purposes and effects of article 1408 civil code, of the assignor for the part of obligations subject of the assignment.

Starting from the date the assignment comes into effect, the assignee shall be deemed to replace the assignor for all purposes in the same position as the assignor with regard to rights, credits and obligations still to be exercised or to be carried out against or by the Borrower and of the Lending Banks in accordance with the Loan Contract.  Expenses and costs of any kind (including tax) related to the assignment shall be born by the assignee.

If the abovementioned assignment is done by the Cariparma for the entire credit, it will continue to perform the duties attributed to it by the Loan Contract until another of the Lending Banks, designated by the majority (by shares of risk) of the others has accepted that role

Art. 19

(Proof of the debt)

1. The statements of account, records and, generally speaking, the accounting results of the Cariparma  will always constitute full proof, except for obvious error or proof to the contrary, in any place and for every purpose of the loan against the Borrower, for principal, interest and anything else due on whatever grounds as a result of the Loan Contract.

2.  Each of the Lending Banks will keep its own accounts showing the amounts disbursed and due to it on the basis of the Loan Contract.

Art 20

(Disclosure of information)

With reference to the provisions of art. 18 above, the Lending Banks, subject to the consent of the Borrower which it may not unjustifiable deny, may give information related to the Borrower to any party potentially interested in becoming an assignee or disclose documents not of public domain acquired on the occasion of the organisation of the Loan, provided they have arrange for that potential assignee to sign a commitment to confidentiality of the information received, in a form acceptable to the Borrower. The Borrower in any case promises to provide the Cariparma with full availability and cooperation for the preparation of the abovementioned documentation.

In relation to the Loan Contract and for the purposes effects of Legislative Decree no. 196 of 30 June 2003, the Borrower acknowledges and consents that the personal data supplied by the Borrower or acquired directly by the Cariparma as part of its banking activities, will be processed in compliance with the law for the purpose of the matters foreseen in the previous paragraph, or for complying with legal obligations or fulfilling any instruction given by supervisory bodies of the banking and financial system, or for being supplied, in the event of default by the Borrower, to debt collection companies.

Art. 21

(Miscellaneous provisions)

Non-extendibility of the obligations of the Borrower: The obligations of the Borrower to pay on the dates fixed all the amounts due by way of repayment of principal, interest, commissions, costs or on any other grounds and, more generally, fulfilment of the obligations referred to in the Loan Contract, may not be suspended or delayed even in the case of objection, even judicial, raised by the Borrower or by third parties and that even arises as a result of any measure by an administrative of judicial authority. The lack or delayed exercise by the Lending Banks of any right or defence action in pursuance of the Loan Contract may not be taken as a waiver of them.

Indemnity. The Borrower shall indemnify and hold harmless the Lending Banks from any consequence, damage or cost that could arise from the Loan Contract or from its execution, by an action or cause attributable solely to the Borrower, except for wilful misconduct or gross negligence by Cariparma

Partial invalidity. If any of the provisions of the Loan Contract becomes, for any reason, unlawful, invalid or not implementable, this shall not prejudice the lawfulness, validity and efficacy of the remaining provisions.

Amendment and execution of the Loan Contract: The Borrower and Lending Banks mutually acknowledge that the terms and conditions contained in the Loan Contract constitute the complete agreement that took place between them and replace any previous agreements, whether oral or written, that took place between them with regard to the Loan. Any amendment to the Loan Contract may only be made and proved by a written deed. Therefore, any tolerance, even repeated, of breaches or delays in fulfilment of the contractual obligations may not in any way be interpreted as a tacit abrogation of or amendment to the agreements that foresee them. Any deed made in fulfilment of obligations or resulting from the exercise of rights foreseen in the Loan Contract must be taken as being executive of the Loan Contract itself and shall not and may not be interpreted as a novation of the matters foreseen in it.

Art. 22

(Communications and election of domicile)

Form of communications. The Borrower states that it intends to receive communications related to the conduct of the relation, as well as any other communication related to the Loan on paper and by fax at the following address:

attn. Mrs. Simona Spreca
Via Federico Zuccari 4
002153 ROME
Phone 06.57288176
Fax 06.57137052

Any communication related to the Loan, that is intended for the Cariparma in its capacity as Lead Bank, must be sent by fax and confirmed by return-receipt registered letter, where foreseen, to the following address:

Servizio Crediti Speciali
attn. Giuseppe Bagnaresi / Anna Manfredi / Simona Verde
Via Langhirano, no. 51a – 43100 Parma
Phone 0521-974557 / 665 / 575
Fax 0521-974678

All communications related to the Loan Contract must be done in writing, by fax and, if foreseen in the Loan Contract, subsequently confirmed by return-receipt registered letter and they shall in any case take effect on receipt of the first of those forms of communication. If communications are received on a non-Working Day, they shall take effect from the Working Day immediately following.

Changes of address. Without prejudice to the provisions of the preceding paragraph, each party may communicate, by return-receipt registered letter, a different address for receiving communications.

Election of domicile. For execution of the Loan Contract and for all legal purposes, including any judicial notification, the parties elect domicile, in pursuance of art. 47 c.c. and art. 30 c.c.p., at their respective registered offices.

- for the Lead Bank, at its registered office, in Parma, Via Università 1, also for the purposes of mortgage registration as per art 39, paragraph 1 C.A.B.

- for the  Banca Popolare dell'Emilia Romagna Soc. Coop., at its registered office in Modena, via San Carlo no. 8/20, also for the purposes of mortgage registration as per art 39, paragraph 1 C.A.B.

- for the Banca Popolare di Vicenza S.C.p.A., at its registered office in Vicenza, Via Battaglione Framarin no. 18, also for the purposes of mortgage registration as per art. 39, paragraph 1, C.A.B..

- for the Borrower, at its domicile declared in the deed or at another domicile subsequently notified by registered letter to the Lead Bank.

Art. 23

(Relations between the Lending Banks)

1. The Lending Banks nominate the Cariparma as their agent with powers of representation and grant it the necessary powers for carrying out all the activities necessary for managing the Loan Contract. Relations between the Lending Banks and the Cariparma are governed by an Interbank Agreement.

2. In virtue of the authority conferred on it by the other Banks, the Cariparma will represent the Lending Banks in relations with the Borrower and shall not be required to demonstrate further to the latter its powers or compliance with the conditions laid down in the aforementioned Interbank Agreement.

3. The Banks promise, at the written request of Cariparma, to give the latter any power of attorney that becomes necessary for the proper execution of the authority conferred

4. The Borrower acknowledges, as foreseen by the abovementioned Interbank Agreement that the Cariparma may relinquish the position of Lead Bank and in that case will be replaced always with the agreement of the Lending Banks.

Art. 24

(Changes of circumstances)

If – following changes in the laws of Italy or of the European Union or in their interpretation or application after the Loan Contract has been made, or issue of regulations, instructions or directives by monetary, tax, currency authorities that exercise control and supervision over the Lending Banks – the Lending Banks incur:

- a cost directly related to the making and execution of the Loan Contract;

- tax charges (including income tax which in any case remain to the sole charge of the Lending Banks) or related to the amounts already received or to be received in pursuance of the Loan Contract;

the Borrower shall be required, at the request of the Lending Banks, through the Cariparma, to pay the Lending Banks concerned the compensation amount that turns out to be necessary to indemnify them for such costs or increases or charges, as long as the greater cost that caused application of the abovementioned amount continues to exist.

The Lending Banks shall give the Borrower adequate proof of the abovementioned costs, increases or charges actually incurred and of the way they are calculated and they promise, as of now, in good faith, to do everything reasonable possible to limit them.

Art 25

(Applicable law and competent court)

The Loan Contract shall be governed by Italian law and interpreted according to it.

For any dispute related to the interpretation, conclusion or cancellation of the Loan Contract or in any way related to it the only competent court will be the Court of Parma. Nevertheless the competences fixed by the code of civil procedure for precautionary, emergency and executive measures hold good.

Art 26

(Specific approval of the clauses of the Loan Contract)

For the purposes and the effects of the regulations in force on the subject of transparency of banking operations and services, the "Summary Document" showing all the charges and conditions applied to the Borrower in relation to the Loan Contract as well as a reference to the main contract conditions are attached hereto as annex "E".

In accordance with the 5th paragraph of art. 177 of the C.A.B. the Borrower specifically approves that during the duration of the Loan the rates related to the charges and conditions indicated in the Summary Document attached may vary unfavourable for it but in compliance with the parameters foreseen in the contract.

The Borrower also states that it specifically approves the clauses in the following articles for the purposes and for the effects of art, 1341 of the code.

5 (Conditions precedent to the disbursement of the Loan);

6 (Disbursement of the Loan);

8 (Interest);

9 (Payments);

10 (Costs, Taxes and Commissions);

11 (Early redemption);

13 (Information obligations of the Borrower);

14 (Commitments);

15 (Acceleration clause, cancellation and withdrawal);

16 (Amendment of the Loan Contract);

17 (Solidarity of the obligations of the Borrower and its assignees);

18 (Assignability of the Credit and/or the Loan Contract;

21 (Miscellaneous provisions);

22 (Communications and Election of Domicile);

25 (Applicable law and competent court);

The parties dispense me from reading the annexes.

I have read this deed partly written by an electronic system and partly written by hand by a person trusted by me and by me the Notary Public on fourteen folios for fifty-five pages and up to here of the fifty-sixth to the parties, who approve it.

Signed at 6.16 p.m.

Signed:

ENRICO ZANINELLI

EMILIO CREMONESI

DANIELE DELLA MADDALENA

SIMONA SPRECA

MASSIMO NAPOLITANO Notary Public Seal